As filed with the Securities and Exchange Commission on May 15, 2007
File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
WGL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Virginia	52-2210912

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
101 Constitution Avenue, NW
Washington, DC 20080
(Address of Principal Executive Offices) (Zip Code)
WGL Holdings, Inc. Omnibus Incentive Compensation Plan
(Full title of the plan)
Beverly J. Burke
Vice President and General Counsel
101 Constitution Avenue, NW
Washington, DC 20080
(Name and address of agent for service)
(202) 624-6177
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

PROPOSED
TITLE OF		MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
SECURITIES TO BE	AMOUNT TO BE	OFFERING PRICE	AGGREGATE	REGISTRATION
REGISTERED	REGISTERED (1)	PER SHARE (2)	OFFERING PRICE (2)	FEE
Common Stock, no par value per share	1,700,000	$34.36	$58,412,000	$1,793.25

(1)	Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar events.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), promulgated under the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of the Registrant’s common stock, on May 10, 2007.

Explanatory Note:
Pursuant to Rule 428(b)(1), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the information required by Part I of Form S-8 will be sent or given to employees, as specified in such Rule, in the form of a prospectus that meets the requirements of Section 10(a) of the Securities Act. In accordance with the instructional Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed with the Securities and Exchange Commission (“Commission”), by WGL Holdings, Inc. (the “Company”), are incorporated by reference in this Registration Statement:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006.

4.	The Company’s Current Report on Form 8-K, filed on April 27, 2007.

5.	The Company’s Current Report on Form 8-K, filed on April 24, 2007.

6.	The Company’s Current Report on Form 8-K, filed on April 9, 2007.

7.	The Company’s Current Report on Form 8-K, filed on February 1, 2007.

8.	The Company’s Current Report on Form 8-K, filed on December 22, 2006.

9.	The Company’s Current Report on Form 8-K, filed on December 21, 2006.

10.	The Company’s Current Report on Form 8-K, filed on December 18, 2006.

11.	The Company’s Current Report on Form 8-K, filed on November 8, 2006.

12.	The description of the Company’s Common stock set forth in the Company’s registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(c) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference and are part of this Registration Statement from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters in connection with the legality of the Common Stock offered hereby will be passed upon for the Company by Beverly J. Burke. Ms. Burke, Vice President and General Counsel for the Company, is regularly employed by the Company and owns 9,107 shares of the company’s Common Stock as of May 10, 2007.
Item 6. Indemnification of Directors and Officers.
     Under the Company’s Amended and Restated Articles of Incorporation and Bylaws, the Company is required to indemnify any officer or director who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of such person’s status as a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, unless such person is finally adjudged to be liable for willful misconduct in the performance of duties to the Company or to have knowingly violated the criminal law.
     The Company carries a policy of insurance which, among other things, provides for payment to the Company of sums expended pursuant to the Company’s Bylaws and lawful indemnification for liability of officers and directors.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibits
4(a)	Registrant’s Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 of the Registrant (Reg. No. 333-62366 filed on June 6, 2001)).

4(b)	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on December 14, 2006).

5	Opinion of Beverly J. Burke, Esquire.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Beverly J. Burke, Esquire (included in Exhibit No. 5).

24	Power of Attorney.

Item 9. Undertakings.
(a) Undertaking related to Rule 415 offering:
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Undertaking relating to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Undertakings relating to filing of registration statement on Form S-8:
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in Washington, DC, on this 15th day of May, 2007.

WGL HOLDINGS, INC.

By	/s/ James H. DeGraffenreidt, Jr.

James H. DeGraffenreidt, Jr.
Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES		TITLE	DATE

/s/	James H. DeGraffrenreidt, Jr.	Chairman of the Board and	May 15, 2007

	(James H. DeGraffenreidt, Jr.)	Chief Executive Officer and Director

/s/	Terry D. McCallister	President and Chief Operating	May 15, 2007

	(Terry D. McCallister)	Officer

/s/	Vincent L. Ammann, Jr.	Vice President and	May 15, 2007

	(Vincent L. Ammann, Jr. )	Chief Financial Officer
(Principal Financial Officer)

/s/	Mark P. O’Flynn	Controller	May 15, 2007

	(Mark P. O’Flynn)	(Principal Accounting Officer)

	*	Director	May 15, 2007

(Michael D. Barnes)

	*	Director	May 15, 2007

(George P. Clancy, Jr.)

	*	Director	May 15, 2007

(James W. Dyke, Jr.)

	*	Director	May 15, 2007

(Melvyn J. Estrin)

	*	Director	May 15, 2007

(James F. Lafond)

	*	Director	May 15, 2007

(Debra L. Lee)

	*	Director	May 15, 2007

(Karen Hastie Williams)

*By: /s/	Vincent L. Ammann, Jr.

(Vincent L. Ammann, Jr.)
Attorney-in Fact)

EXHIBIT INDEX

EXHIBIT
NUMBER
4(a)*	Registrant’s Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 of the Registrant (Reg. No. 333-62366 filed on June 6, 2001)).

4(b)*	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on December 14, 2006).

5	Opinion of Company Counsel as to legality

23(a)	Consent of Deloitte & Touche LLP, Independent Public Accountants

23(b)	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney

*	Incorporated by reference